Exhibit (d)(3)(xix)

AMENDMENT NO. 13 TO

PROFUNDS MONEY MARKET FUND MINIMUM YIELD AGREEMENT

This amendment No. 13 ("Amendment") to the Money Market Fund Minimum Yield Agreement made as of May 1, 2009, by and between each of ProFunds, on behalf of Government Money Market ProFund and ProFund VP Government Money Market, and ProFund Advisors LLC (the "Agreement"), is entered into as of this 10th day of March 2022.

This Amendment is entered into to modify the Agreement as" follows:

1. The Agreement shall renew for the additional one year period of May 1, 2022 through April 30, 2023.

2. Except as expressly modified by this Amendment, the terms of the Agreement, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Amendment as of the date set forth above.

Accepted by:
PROFUND ADVISORS LLC,	PROFUNDS,
a Maryland limited liability company	a Delaware statutory trust
By: /s/Michael L. Sapir	By: /s/ Todd B. Johnson
Michael L. Sapir	Todd B. Johnson
Chief Executive Officer	President